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Exhibit 10.22

WAREHOUSE LEASE AGREEMENT

This Warehouse Lease Agreement (“Lease Agreement”) shall be effective on January 1, 2021 (the “Effective Date”), and have the following terms and conditions.

1.	LANDLORD:

Is the Mooney Family LP, referred to in this Lease Agreement as “Landlord.”

2.	TENANT:

Is Alpha-Teknova, Inc. (dba Teknova), referred to in this Lease Agreement as “Tenant.”

3.	LEASED PREMISES:

Landlord agrees to rent to Tenant a total of 32,244 sf of the property located at 205-B Apollo Way Hollister, CA 95023, referred to in this Lease Agreement as the “Leased Premises.” The Leased Premises will consist of the space defined in Exhibit A to this Lease Agreement, and will consist of all five warehouse bays, and all offices and restrooms within the east half of the property.

4.	TERM OF LEASE AGREEMENT:

The term of this Lease Agreement shall begin on January 1, 2021, and end on December 31, 2024 (the “Term”).

5.	USE OF LEASED PREMISES:

A.	Tenant agrees to use the Leased Premises for various business operations related to the manufacturing and sale of biological media and reagents, including as warehouse space.

B.

Landlord and Tenant acknowledge that a portion of the Leased Premises were at a time prior to the Effective Date finished office space, and that certain improvements associated with the use of that office space (interior walls, flooring, electrical, telephone, and/or computer wiring, plumbing, water heaters, lighting, heating and air conditioning equipment, etc.) (collectively “Residual Improvements”) may remain within the Leased Premises as of the Effective Date. Tenant agrees expressly that any such Residual Improvements are and shall not be subject to this Lease Agreement and that Landlord shall have no obligation whatsoever to restore, repair or replace any Residual Improvements at any time during the Term of this Lease Agreement.

6.	TAXES:

A.	Real Property Taxes – Landlord shall pay all real property taxes assessed and levied against the Leased Premises during the Term of this Lease Agreement.

B.

Personal Property Taxes – Tenant shall pay prior to any delinquency all taxes assessed and levied upon trade fixtures, furnishings, equipment and other personal property of the tenant contained within the Leased Premises.

C.	Tenant shall be responsible for the payment of electric, gas, telephone, water and sewer directly related to Tenant’s use of the Leased Premises.

7.	AMOUNT OF RENT:

A.	The amount of the Rent is $24,370.32 , to be paid monthly.

B.	The total Rent over the Term of the Lease Agreement is $1,169,775.36.

Tenant Initials:	/s/ ID	Landlord Initials:	/s/ MM

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8.	PAYMENT OF RENT:

A.	The Rent is due on or before the 1st day of each month, by which day Landlord must receive payment of the Rent from Tenant (“Rent Due Date”).

B.	Tenant shall make payments of Rent payable to: The Mooney Family LP

C.	Tenant may deliver payments of Rent to Landlord at:

The Mooney Family LP

405 W 27th Street

Vancouver, WA 98660

9.	LATE FEE:

A.

If Rent or any other payments due to Landlord from Tenant are not received by Landlord on or before 10 days from their due date, then Tenant must pay to Landlord a Late Fee of $500.00, in addition to Rent or the other payments due to Landlord.

B.	If Tenant pays Rent more than 10 days after the Rent Due Date more than 2 times within any 12-month period during the Term, Tenant shall be in default of this Lease Agreement.

C.	Payments received by Landlord when there are arrearages shall be credited first to any outstanding balance, and then applied to any current amounts due.

10.	RETURNED PAYMENTS:

A.	Tenant shall pay to Landlord a returned payment fee of $50.00 for all returned payments. Landlord will not accept a personal check as payment for a returned payment fee.

B.	If Tenant’s financial institution returns Tenant’s payment of Rent and causes the payment to be late, Tenant shall pay to Landlord the Late Fee set forth above.

11.	SECURITY DEPOSIT & RETURN OF THE LEASED PREMISES:

A.	Landlord acknowledges that Tenant(s) has paid to Landlord a Security Deposit of $10,000.00.

B.

The Security Deposit is intended to pay the cost of damages, cleaning, excessive wear and tear, and unreturned keys after this Lease Agreement has terminated and/or for any unpaid charges or attorney’s fees incurred by Landlord by reason of Tenant’s default on this Lease.

C.	Under no circumstances shall Tenant use the Security Deposit as payment for Rent and/or other charges due during the Term of this Lease Agreement.

D.

Neither the fact nor amount of the Security Deposit shall limit Landlord’s right to recover damages from Tenant arising out of Tenant’s use of the Leased Premises or otherwise relating to this Lease Agreement.

E.

Landlord shall return the Security Deposit to Tenant within 30 days after the end of the Term if Tenant surrenders the Leased Premises to Landlord in good, clean condition with all trash, debris, and Tenant’s personal property removed and with all appliances and equipment in working order, except for reasonable wear and tear and damage caused by fire or act of God.

Tenant Initials:	/s/ ID	Landlord Initials:	/s/ MM

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12.	CONDITION OF PROPERTY:

A.	Tenant acknowledges and agrees that neither Landlord nor his agent have made promises to Tenant regarding the condition of the Leased Premises.

13.	ALTERATIONS AND ADDITIONS:

Tenant shall not, without Landlord’s prior written consent, make any alterations, improvements or additions in or about the Leased Premises. Landlord will not unreasonably withhold consent.

14.	HOLD HARMLESS:

Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising from Tenant’s use or occupancy of the Leased Premises or from the conduct of its business or from any activity, work, or things that may be permitted or incurred by Tenant in or about the Leased Premises, including all damages, costs, attorney’s fees, expenses and liabilities incurred in the defense of any claim action or proceeding arising therefrom, except for those arising out of Landlord’s willful or grossly negligent conduct.

15.	RULES AND REGULATIONS:

A.	The terms of this Lease Agreement relating to the Late Fee shall be strictly enforced and any unpaid fees will not be waived.

B.	Tenant shall be liable for any fine and/or violation that is imposed on Landlord due to Tenant’s negligence.

C.	Tenant shall abide by all Federal, State, and Local laws applicable to Tenant’s occupancy and use of the Leased Premises.

D.	The Tenant shall not use the Leased Premises for any unlawful purpose, including but not limited to the sale, use, or possession of illegal drugs on or around the Leased Premises.

E.	Tenant shall store of its business property, merchandise, supplies, or other material indoors at all times (no long term outdoor storage).

16.	INSURANCE:

Tenant shall be solely responsible for any damage(s) to or loss of Tenant’s property caused by Tenant’s use of the Leased Premises. Landlord shall not liable to Tenant for any loss or damage to Tenant’s property due to fire, theft, water, wind, hurricane or any cause whatsoever, nor shall Landlord be required to carry any insurance to cover same. Tenant, at Tenant’s own expense, shall obtain Tenant’s own insurance, if any, to cover Tenant’s property located or stored on or in the Leased Premises.

17.	SECURITY NOT PROMISED:

Tenant has inspected the Leased Premises and acknowledges that all door locks are in sound working order. Tenant, at Tenant’s own expense, may provide a suitable means of locking the Leased Premises, giving a key or combination to any locking device to Landlord so that Landlord or Landlord’s agent may enter to inspect same, to make repairs or to enforce the terms of this Lease Agreement. Tenant acknowledges and agrees that, although Landlord makes every effort to make the Leased Premises safe and secure, this in no way creates a promise of security.

18.	CHANGE OF TERMS:

Landlord may change the terms and conditions of this Lease Agreement by giving 60 days written notice to Tenant; provided, however, that Landlord may not change the amount of the

Tenant Initials:	/s/ ID	Landlord Initials:	/s/ MM

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Rent without Tenant’s written consent. Tenant shall have the right to terminate this Lease Agreement, without any obligation to pay any Rent otherwise due before the end of the Term, if Tenant considers changes to its terms proposed by Landlord to be unrealistic or unacceptable.

19.	ENDING AND EXTENDING THE LEASE AGREEMENT:

At the option of Tenant, this Lease Agreement will automatically renew for up to four four-year terms, in each case creating a new Term of the Lease Agreement. All terms and conditions of this Lease Agreement will remain in effect after its renewal as were in effect immediately prior to its renewal, except as otherwise agreed in writing by Landlord and Tenant; provided, however, that the monthly Rent shall increase at the beginning of any such four-year term of this Lease Agreement to take account of inflation as measured by changes in the Consumer Price Index. In no event shall such an increase in Rent be less than zero percent (0%) nor greater than five percent (5%). If Tenant does not wish to exercise Tenant’s right automatically to renew this Lease Agreement in accordance with this section, then Tenant shall provide to Landlord written notice at least ninety (90) days prior to the end of the then-applicable Term.

20.	NOTICES:

Any notice required by the terms of this Lease Agreement shall be submitted in writing to the Landlord at 405 W 27th Street, Vancouver WA 98660 or to Tenant at 2290 Bert Drive, Hollister, CA 95023.

21.	LANDLORD’S REMEDIES:

A.

If Tenant violates any material part of this Lease Agreement, including expressly with respect to the payment of Rent, the Tenant shall be in default. In the event Tenant fails to pay Rent due in accordance with the terms and conditions this Lease Agreement, then Landlord may deny access by Tenant to the Leased Premises until Tenant pays Rent and any other outstanding in full. Payment in full of Rent by Tenant shall constitute full and complete cure of such default.

B.	Whenever Rent is more than 30 days in arrears, Landlord may remove any of Tenant’s property located on or in the Leased Premises and release the premises.

C.

If Tenant is in default of this Lease Agreement, then Landlord shall have a lien on any of Tenant’s property located on or in the Leased Premises and shall have the right to sell same at public or private sale, or as provided by law, in order to satisfy any amounts due from Tenant to Landlord hereunder.

22.	SUBORDINATION:

This Lease Agreement is subject and subordinate to any lease, financing, loans, other arrangements, or rights to possession applicable to the building or land of which the Leased Premises are a part and in accordance with which Landlord is or may be obligated now or in the future, including existing and future financing, and/or loans or leases on that building and land.

23.	CONDEMNATION:

If any authority having power of condemnation takes the whole or any part of the Leased Premises, this Lease Agreement will terminate. In that event, Tenant shall vacate the Leased Premises and remove all of Tenant’s personal property and shall be responsible only to pay Rent otherwise due to Landlord up to and ending on the date of any such condemnation.

Tenant Initials:	/s/ ID	Landlord Initials:	/s/ MM

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24.	BINDING OF HEIRS AND ASSIGNS:

This Lease Agreement shall be binding upon Tenant, Landlord, and their heirs, assignees and legal successors.

25.	SEVERABILTY:

If any part of this Lease Agreement is not valid, enforceable, binding or legal, the remainder of this Lease Agreement will remain valid and enforceable by the Landlord and Tenant and those invalid or unenforceable provisions shall be revised to the least degree possible so that they become valid and enforceable.

26.	PARGARAPH HEADINGS:

Paragraph headings in this Lease Agreement are for convenient reference only and do not create rights or obligations in either Landlord or Tenant.

27.	OPTION TO PURCHASE:

Should the Landlord choose to sell the property of which the Leased Premises are a part during the Term of this Lease Agreement, then the Landlord will give all tenants of the property (including Tenant) first option to buy before offering the property for sale to the general public. The purchase price for the property shall be determined through mutual agreement.

NOTICE: This is an important LEGAL document.

•	Tenant may have an attorney review this Lease Agreement prior to signing it.

•	Tenant is giving up certain important rights.

•

If the Landlord fails to enforce any provision of this Lease Agreement, it is not a waiver of any future default or default of the remaining provisions. Landlord’s acceptance of rental payments is not a waiver of any default by the Tenant.

•	Time is of the essence in this Lease Agreement.

•	Tenant waives Tenant’s right to have a Notice sent to Tenant before Landlord starts court action to recover possession for nonpayment of rent or any other reason.

By signing this Lease Agreement, Tenant certifies that he/she has read, understood and agrees to comply with all the terms and conditions of this Lease Agreement and that he/she has received the following:

1.	All necessary Key(s) and /or Security Card(s) to the Leased Premises

Tennant’s Signature:	/s/ Irene Davis	Date:	11/25/20
Irene Davis, COO
Alpha Teknova, Inc.

Landlord’s Signature:	/s/ Mark Mooney	Date:	Nov 19th 2020
Mark Mooney, General Partner
Mooney Family LP

Tenant Initials:	/s/ ID	Landlord Initials:	/s/ MM